Exhibit 99.5

Press Release

INTERPOOL COMPLETES $50 MILLION ASSET BACKED FINANCING TO FUND FLEET EXPANSION

PRINCETON, NJ, May 1, 2003 - Interpool, Inc. (NYSE:IPX) announced that it completed $50 million of asset backed financing during April of 2003. Proceeds from the transactions are earmarked for funding the expansion of the Company's international and domestic container fleet.

According to Martin Tuchman, chairman and chief executive officer of Interpool, "We continue to see improvements in the utilization rates of our containers as well as chassis. We believe these improvements reflect continued strong growth in imports. Through our client base, we are uniquely positioned to spot trends in trade, and we are seeing signs of strength in global trade which we feel bode well for our industry."

Tuchman said that as a matter of policy, the company does not speculate on fleet expansions, but rather adds to capacity in response to new long term leases. "This fleet expansion was consistent with our policy and reflects new business we have been able to obtain through our market leadership, competitive pricing and flexible lease structures."

Interpool is one of the world's leading suppliers of equipment and services to the transportation industry. It is the largest lessor of intermodal container chassis and a world-leading lessor of cargo containers used in international trade. Interpool operates from over 240 locations throughout the world.

This Press Release contains certain forward-looking statements regarding future circumstances. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements, including in particular the risks and uncertainties described in the company's SEC filings. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof.

For Interpool Inc.
Contact

Mitchell Gordon
Executive Vice President &
Chief Financial Officer
(212) 916-3284
mgordon@interpool.com